Exhibit 5.1

December 16, 2022

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on or about December 16, 2022 by The Charles Schwab Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to $200,000,000 of deferred compensation obligations of the Company (the “Obligations”), which represent unsecured obligations of the Company that may be delivered from time to time to pay deferred compensation in the future pursuant to the Company’s Deferred Compensation Plan II (the “Plan”). In connection with this opinion, we have examined copies or originals of the following documents:

1. The Registration Statement;

2.The Plan;

3. The Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 15, 2001, as amended by the Certificate of Designations of Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) filed with the Secretary of State of the State of Delaware on January 24, 2012, by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) filed with the Secretary of State of the State of Delaware on May 31, 2012, by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) filed with the Secretary of State of the State of Delaware on July 30, 2015, by the Certificate of Designations of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D filed with the Secretary of State of the State of Delaware on March 3, 2016, by the Certificate of Designations of 4.625% Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) filed with the Secretary of State of the State of Delaware on October 28, 2016, by the Certificate of Designations of 5.00% Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F filed with the Secretary of State of the State of Delaware on October 30, 2017, by the Certificate of Elimination of the Series B Preferred Stock filed with the Secretary of State of the State of Delaware on December 15, 2017, by the Certificate of Designations of 5.375% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series G filed with the Secretary of State of the State of Delaware on April 29, 2020, by the amendment filed with the Secretary of State of the State of Delaware on October 5, 2020 that was effective October 6, 2020, by the Certificate of Designations of 4.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series H

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filed with the Secretary of State of the State of Delaware on December 10, 2020, by the Certificate of Designations of 4.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I filed with the Secretary of State of the State of Delaware on March 17, 2021, by the Certificate of Designations of 4.450% Non-Cumulative Perpetual Preferred Stock, Series J filed with the Secretary of State of the State of Delaware on March 29, 2021, by the Certificate of Elimination of the Series C Preferred Stock filed with the Secretary of State of the State of Delaware on June 1, 2021, by the Certificate of Designations of 5.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series K filed with the Secretary of State of the State of Delaware on March 3, 2022, by the Certificate of Elimination of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on November 1, 2022 and by the Certificate of Elimination of the Series E Preferred Stock filed with the Secretary of State of the State of Delaware on December 1, 2022;

4. The Company’s Amended and Restated Bylaws, dated July 27, 2022;

5. Certain resolutions of the Company’s Board of Directors dated December 15, 2022 relating to the Plan, the Registration Statement and the Obligations; and

6. A certificate of an officer of the Company, dated as of the date hereof.

In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review and all public records obtained by us are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions, as well as all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws) and those laws, statutes, rules and regulations of the State of California (exclusive of municipal and other local laws) presently in effect that, in our experience, are normally applicable to transactions of the type contemplated by the documents referred to above, and we express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

In addition, we have assumed that, at the time of the issuance of the Obligations: (A) all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged; (B) when the Obligations are offered and incurred, the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and such effectiveness shall not have been terminated or rescinded, and all Obligations will be offered in compliance with applicable federal and state securities laws and in the manner stated in the Plan, the Registration Statement and the prospectus forming a part thereof; and (C) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Obligations, when issued in accordance with the Plan, will be valid and binding obligations of the Company, enforceable with the terms of the Plan.

Our opinion in the preceding paragraph is subject to and limited by the effects of each of the following (collectively, the “Stated Exceptions”): (i) applicable federal or state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, and other laws or court decisions relating to or affecting the rights of creditors; (ii) equitable principles of general applicability (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination, and the possible unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law or whether codified by statute; (iii) California judicial decisions which have held that certain provisions, including without limitation those providing for the acceleration of indebtedness upon the occurrence of specified events, are unenforceable under circumstances where it cannot be demonstrated that the enforcement of such provisions (A) is reasonably necessary for the protection of the party seeking enforcement, (B) has been undertaken in good faith under the circumstances then existing, and (C) is commercially reasonable; (iv) limitations on the enforceability of indemnification, release, contribution, exculpatory or nonliability provisions under federal or state securities laws, under Sections 1542, 1543 and 2772-78 of the California Civil Code, and under any other applicable statute or court decisions, including, without limitation, the effect of California statutes and cases applying such statutes which have denied enforcement of indemnification agreements against the indemnitee’s negligence, wrongdoing or violation of law; (v) the potential to vary the provisions of an unambiguous agreement on the basis of parol evidence; (vi) the unenforceability, under certain circumstances, of provisions which provide for penalties, liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, prepayment charges, late charges, additional interest in the event of a default or fees or costs related to such charges; (vii) the unenforceability, under certain circumstances, of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy; (viii) the unenforceability of provisions prohibiting waivers that are not in writing to the extent that Section 1698 of the California Civil Code (or similar provisions of other applicable laws) permits oral modifications that have been performed; (ix) the unenforceability, under certain circumstances, of provisions which purport to appoint a party as attorney-in-fact or agent for an adverse party; (x) the unenforceability, under certain circumstances, of provisions which purport to govern forum selection, venue, personal jurisdiction or subject matter jurisdiction; (xi) the unenforceability, under certain circumstances, of provisions that contain prospective waivers of (A) vaguely or broadly stated rights, (B) unknown future rights, (C) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly permits such waiver, (D) unknown future defenses, (E) rights to damages and (F) the right to a trial by jury; and (xii) the effect of Section 1717, et seq. of the California Civil Code and judicial decisions thereunder on provisions which purport to require the award of attorneys’ fees, expenses or costs.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We disclaim any obligation to update any opinion or statement rendered herein and express no opinion or comment as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

The opinion set forth above is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. This letter is rendered solely for your benefit in connection with the Registration Statement and the issuance of the Obligations thereunder and may not be relied upon by any other party. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use our name therein under Item 5 thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP